Exhibit 3.1

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GUILD HOLDINGS COMPANY

Guild Holdings Company (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

(1)    The name of the Corporation is Guild Holdings Company. The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of the State of Delaware on August 11, 2020.

(2)    This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL, and was filed with the office of the Secretary of State of the State of Delaware on [•], 2020.

(3)    This Amended and Restated Certificate of Incorporation amends and restates the Original Certificate.

(4)    The text of the Original Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I.

The name of the Corporation is Guild Holdings Company.

ARTICLE II.

The name and address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV.

A.    Definitions.

1)

“McCarthy Investors” means, collectively, McCarthy Capital Mortgage Investors, LLC, any other investment funds affiliated with McCarthy Partners Management, LLC, and any company or other entity controlled by, controlling or under common control with McCarthy Capital Mortgage Investors, LLC or any such investment fund (other than any portfolio company).

2)	“Permitted Transfer” means any Transfer of the Class B Common Stock (as hereinafter defined) to any McCarthy Investor;

3)

“Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law; provided, however, that the following shall not be considered a “Transfer”: (i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at annual or special meetings of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors (to the extent action by written consent of stockholders is permitted under this Amended and Restated Certificate of Incorporation); (ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with the Corporation or one or more of its stockholders that (x) is disclosed either in a filing filed with the U.S. Securities and Exchange Commission or in writing to the Secretary of the Corporation and (y) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (iii) entering into a customary voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of the Corporation that is approved by the Board of Directors, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock (as hereinafter defined) receive the same consideration per share paid in the tender offer); or (iv) the pledge of shares of capital stock of the Corporation by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares unless any pledged shares are transferred to or registered in the name of the pledgee; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer”; and

4)

“Triggering Event” means the first date on which the McCarthy Investors cease collectively to beneficially own (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended) shares of Class B Common Stock representing at least 10% of aggregate number of issued and outstanding shares of Common Stock (as hereinafter defined).

B.    The total number of shares of all classes of stock that the Corporation shall have authority to issue is [●] shares, consisting of: (i) [●] shares of common stock, divided into (a) [●] shares of Class A common stock, with the par value of $0.01 per share (“Class A Common Stock”), and (b) [●] shares of Class B common stock, with the par value of $0.01 per share (“Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (ii) [●] shares of preferred stock, with the par value of $0.01 per share (the “Preferred Stock”).

There are [●] shares of the Corporation’s common stock, par value $0.01 per share (the “Existing Common Stock”), issued and outstanding immediately prior to the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), all of which are held by the sole stockholder of the Corporation. Effective immediately as of the Effective Time, (x) [●] of the [●] shares of the Existing Common Stock, issued and outstanding immediately prior to the Effective Time, shall automatically be converted and reclassified, in the aggregate, into [●] shares of Class A Common Stock and (y) [●] of the [●] shares of the Existing Common Stock, issued and outstanding immediately prior to the Effective Time, shall automatically be converted and reclassified, in the aggregate, into [●] shares of Class B Common Stock. Each certificate or book entry credit, as applicable, representing Existing Common Stock shall thereafter represent such number of shares of Class A Common Stock and Class B Common Stock into which the shares of Existing Common Stock have been converted and reclassified.

C.    Subject to the rights of the holders of any one or more series of the Preferred Stock then outstanding, the number of authorized shares of any class or series of Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any class or series of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class or series may not be decreased below the number of shares of such class or series then outstanding, plus:

1)

in the case of the Class A Common Stock, the number of shares of the Class A Common Stock issuable in connection with (i) the conversion of all shares of the Class B Common Stock (which such number shall be the sum of all shares of the Class B Common Stock issued and outstanding and the shares of the Class B Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for the Class B Common Stock) and (ii) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for the Class A Common Stock; and

2)

in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock.

A statement of the designations of each class and the powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:

D.    Common Stock.

(1)    Voting Rights.

(a)    Each holder of Class A Common Stock will be entitled to one vote for each share of the Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class B Common Stock will be entitled to ten votes for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

(b)    (i) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Amended and Restated Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of Class A Common Stock in a manner that is disproportionately adverse as compared to Class B Common Stock and (ii) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any amendment to this Amended and Restated Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of Class B Common Stock in a manner that is disproportionately adverse as compared to Class A Common Stock, it being understood that any merger, consolidation or other business combination shall not be deemed an amendment hereof if such merger, consolidation or other business combination would be permitted by Section D(3) of this Article IV.

(c)    Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock) on all matters.

(2)    Dividends; Stock Splits; Combinations.

(a)    Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board of Directors in its discretion may determine.

(b)    Dividends of cash or property may not be declared or paid on the Class A Common Stock unless a dividend of the same amount and same type of cash or property (or combination thereof) is concurrently declared or paid on the Class B Common Stock. Dividends of cash or property may not be declared or paid on the Class B Common Stock unless a dividend of the same amount and same type of cash or property (or combination thereof) is concurrently declared or paid on the Class A Common Stock.

(c)    In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(d)    Notwithstanding anything to the contrary, if a dividend in the form of capital stock of a subsidiary of the Corporation is declared or paid on the Class A Common Stock and the Class B Common Stock, the relative per share voting rights of the capital stock of such subsidiary so distributed in respect of the Class A Common Stock and the Class B Common Stock shall be in the same proportion as the relative voting rights of a share of Class A Common Stock and a share of Class B Common Stock.

(3)    Except as expressly provided in this Article IV, the Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of the Class B Common Stock and the holders of the Class B Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of the Class A Common Stock, and (ii) in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of the Class B Common Stock and the holders of the Class B Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of the Class A Common Stock; provided that, for the purposes of the foregoing clauses (i) and (ii) and notwithstanding the first sentence of this Section D(3) of this Article IV, in the event any such consideration includes securities, the consideration payable to holders of Class A Common Stock shall be deemed the same form of consideration and at least the same amount of consideration on a per share basis as the holders of Class B Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class B Common Stock is that the securities distributed to such holders have not more than ten times the voting power of any securities distributed to the holder of a share of Class A Common Stock.

(4)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock.

E.    Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares; provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority to do so which is hereby expressly vested in the Board of Directors. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares

(including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any person or group of persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board of Directors providing for the designation and issue of such shares of Preferred Stock.

F.    Optional Conversion of Class B Common Stock.

(1)    Each share of Class B Common Stock may be converted into one fully paid and non-assessable share of Class A Common Stock at any time at the option of the holder of such share of Class B Common Stock. In order to exercise the conversion privilege, the holder of any shares of Class B Common Stock to be converted shall deliver to the Corporation written or electronic notice that the holder elects to convert shares of Class B Common Stock to the extent specified in such notice and, if such shares are certificated, such holder shall present and surrender the certificate or certificates representing such shares during usual business hours at the principal executive offices of the Corporation or, if any agent for the registration or transfer of shares of Class B Common Stock has been duly appointed (the “Class B Transfer Agent”), at the office of the Class B Transfer Agent. If required by the Corporation, any certificate for shares of Class B Common Stock surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation and the Class B Transfer Agent, duly executed by the holder of such shares or such holder’s duly authorized representative. As promptly as practicable after the receipt of such notice and the surrender of the certificate or certificates representing such shares of Class B Common Stock as aforesaid, and in any event within three days of the receipt of such notice and certificates, if such shares are certificated, the Corporation shall issue and deliver at such office to such holder, or on such holder’s written order, a certificate or certificates for the number of full shares of Class A Common Stock (if certificated) issuable upon the conversion of such shares. To the extent such shares of Class B Common Stock as aforesaid are settled through the facilities of The Depository Trust Company or through the book entry facilities of the Class B Transfer Agent, the Corporation shall, upon such holder’s written order, issue and deliver the number of full shares of Class A Common Stock, as applicable, issuable upon the conversion of such shares through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such holder or through the book entry facilities of the Class B Transfer Agent. Each conversion of shares of Class B Common Stock shall be deemed to have been effected on (i) the date on which such notice shall have been received by the Corporation, or the Class B Transfer Agent, as applicable (subject to receipt by the Corporation, the Class B Transfer Agent, as applicable, within five business days thereafter of any required instruments of transfer as aforesaid), or (ii) such later date specified in or pursuant to such notice, and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion as aforesaid shall be deemed to have become on said date the holder or holders of record of the shares represented thereby.

(2)    Notwithstanding anything in this Section F of this Article IV to the contrary, any holder may withdraw or amend a notice of conversion, in whole or in part, prior to the effectiveness of the conversion, at any time prior to 5:00 p.m., Eastern time, on the business day immediately preceding the date of the conversion (or any such later time as may be required by applicable law) by delivery of a written or electronic notice of withdrawal to the Corporation or the Class B Transfer Agent, as applicable, specifying (i) if applicable, the certificate numbers of the withdrawn shares of Class B Common Stock, (ii) if any, the number of shares of Class B Common Stock as to which the notice of conversion remains in effect and (iii) if the holder so determines, a new conversion date or any other new or revised information permitted in a notice of conversion.

(3)    A notice of conversion may specify that the conversion is to be contingent (including as to timing) upon the consummation of a purchase by another person (whether in a tender or exchange offer, an underwritten offering or otherwise) of shares of the Class A Common Stock into which the Class B Common Stock is convertible, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property.

G.    Automatic Conversion of Class B Common Stock. Each outstanding share of Class B Common Stock will, automatically and without further action on the part of the Corporation or any holder of Class B Common Stock, convert into one fully paid and non-assessable share of Class A Common Stock (i) immediately prior to any Transfer of such Class B Common Stock, other than a Permitted Transfer, and (ii) upon the occurrence of the Triggering Event. Upon any conversion pursuant to this Section G of this Article IV, the certificate or certificates that represented immediately prior thereto the shares of Class B Common Stock that were so converted (if any), automatically and without further action, shall represent the same number of shares of Class A Common Stock without the need for surrender or exchange thereof. As promptly as practicable following a conversion pursuant to this Section G of this Article IV, the Corporation shall deliver or cause to be delivered to any holder whose shares of Class B Common Stock have been converted as a result of such conversion the number of shares of Class A Common Stock deliverable upon such conversion, as applicable, registered in the name of such holder. To the extent such shares are settled through the facilities of The Depository Trust Company or through the book entry facilities of the Class B Transfer Agent, the Corporation will, upon the written instruction of such holder, deliver the shares of Class A Common Stock deliverable to such holder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such holder or through the book entry facilities of the Class B Transfer Agent. Each share of Class B Common Stock that is converted pursuant to this Section G of this Article IV shall thereupon be retired by the Corporation and shall not be available for reissuance.

H.    Unconverted Shares. If less than all of the shares of Class B Common Stock evidenced by a certificate or certificates surrendered to the Corporation are converted, the Corporation shall execute and deliver to, or upon the written order of, the holder of such certificate or certificates a new certificate or certificates evidencing the number of shares of Class B Common Stock which are not converted without charge to the holder.

I.    No Conversion Rights of Class A Common Stock. The Class A Common Stock shall not have any conversion rights.

J.    Reservation of Shares of Class A Common Stock for Conversion Right. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purposes of conversions of Class B Common Stock, the number of shares of Class A Common Stock that are issuable if all the outstanding shares of Class B Common Stock and all the shares of Class B Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock were converted into Class A Common Stock. All the shares of Class A Common Stock that are issued upon conversion of such Class B Common Stock shall, upon issuance, be validly issued, fully paid and non-assessable.

K.    Distributions with Respect to Converted Shares. No conversion pursuant to this Article IV shall impair the right of the converting stockholder to receive any dividends or other distributions payable on shares so converted in respect of a record date that occurs prior to the effective date for such conversion. For the avoidance of doubt, no converting stockholder shall be entitled to receive, in respect of a single record date, dividends or other distributions both on shares that are converted by such stockholder and on shares received by such stockholder in such conversion.

L.    No Preemptive or Subscription Rights and No Redemption or Sinking Fund Provisions. Holders of the Common Stock will have no preemptive rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

ARTICLE V.

Until such time as the McCarthy Investors first cease to beneficially own, in the aggregate, more than 50% of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the time when the McCarthy Investors first cease to beneficially own, in the aggregate, more than 50% of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VI.

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.    The Board of Directors shall consist of that number of members as shall be fixed from time to time exclusively by resolution adopted by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”).

C.    The Board of Directors shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of authorized directors shall shorten the term of any incumbent director. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided that each director initially appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2021; each director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2022; and each director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2023; provided, further, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.

D.    Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been appointed expires and until such director’s successor shall have been duly elected and qualified.

E.    Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office, with or without cause, by the affirmative vote of at least a majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that from and after such time as the McCarthy Investors first cease to beneficially own, in the aggregate, a majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any director, or the entire Board of Directors, may be removed from office only for cause, and only by the affirmative vote of the holders of at least majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, at an election of directors duly called pursuant to the By-Laws of the Corporation.

F.    In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such By-Laws had not been adopted.

ARTICLE VII.

A.    To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.

B.    Neither any amendment nor repeal of any of the foregoing provisions of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII.

A.    The Corporation waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity, or any other analogous doctrine, with respect to the Corporation, any non-employee directors or stockholders or any of their respective affiliates. Without limiting the foregoing, the Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation, its stockholders and any of their respective affiliates, in, or in being notified of or offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries or (ii) any such director’s affiliates, partners, or other representatives (each of the foregoing, a “Covered Person”), unless such matter, transaction or interest is expressly offered to such director solely in his or her capacity as a director of the Corporation. No Covered Person shall have any duty to communicate or offer an Excluded Opportunity to the Corporation or any of its affiliates or stockholders, and no Covered Person shall have any liability to the Corporation, any of its affiliates or stockholders for breach of any duty, as a director or otherwise, by reason of the fact that such Covered Person pursues or acquires an Excluded Opportunity, directs an Excluded Opportunity to another person or fails to present an Excluded Opportunity, or information regarding an Excluded Opportunity, to the Corporation or any of its affiliates or stockholders.

B.    Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article VIII.

C.    This Article VIII shall not limit any protections or defenses available to, or indemnification rights of, any non-employee director of the Corporation under this Amended and Restated Certificate of Incorporation or the Corporation’s By-Laws (as either may be amended from time to time) or applicable law. The renunciation of any interest in or expectancy with respect to any corporate opportunity in this Article VIII shall not be deemed exclusive of or limit in any way any other renunciation of a corporate opportunity by the Corporation or the Board of Directors or protection to which any Covered Person may be or may become entitled under any statute, bylaw, resolution, agreement, vote of stockholders or disinterested directors or otherwise.

D.    Neither the alteration, amendment, termination, expiration or repeal of this Article VIII nor the adoption of any provision inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, termination, expiration.

ARTICLE IX.

The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in any manner provided by the DGCL, and all rights conferred upon stockholders are granted subject to this reservation

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws, except as provided in the Corporation’s By-Laws. The affirmative vote of at least a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors.

ARTICLE X.

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Corporation’s By-Laws (as either may be amended from time to time); (d) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine; or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this              day of             , 2020.

GUILD HOLDINGS COMPANY

By:
Name: Terry L. Schmidt
Title: President